Exhibit 10.5

AMENDMENT TO STOCK OPTION AGREEMENTS

This Amendment to Stock Option Agreements (the “Agreement”) is made this 1st day of July 2009 between Orthofix International N.V., a Netherlands Antilles company (the “Company”) and [Alan W. Milinazzo / Robert S. Vaters / Bradley R. Mason / Michael M. Finegan] (the “Optionee”).

WHEREAS, the Optionee has previously been granted options to purchase common shares of the Company pursuant to the option agreements set forth on Exhibit A hereto (the “Option Agreements,” and the options granted thereunder, the “Options”) which options have been granted under the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan;

WHEREAS, to reflect the agreement reached between the Company and the Optionee under the Amended and Restated Employment Agreement entered into between Orthofix, Inc. and the Optionee dated as of July 1, 2009 (the “Employment Agreement”), the Company and the Optionee now desire to amend and restate the Option Agreements;

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.             If at any time during the Term (as defined in the Employment Agreement) the Optionee’s employment is terminated pursuant to Sections 4.2, 4.3, 4.4 or 4.5 of the Employment Agreement, all the Options shall vest in full and be immediately exercisable.

2.             If at any time during or after the Term the Optionee’s employment is terminated pursuant to Sections 4.2, 4.3, 4.4 or 4.5 of the Employment Agreement, Optionee will be permitted to exercise vested Options until the earlier of (i) five (5) years from the date of termination, or (ii) the latest date that each such Option would otherwise expire by its original terms had the Optionee’s employment not terminated.  In the case of any terminations of employment not described in Sections 4.2, 4.3, 4.4. and 4.5 of the Employment Agreement, there shall be no additional acceleration of vesting of the Options and the Optionee will be permitted to exercise vested Options for three months after the date of termination, subject to the earlier expiration of the Option by its original terms.

3.             Except as explicitly provided in this Agreement, the terms and conditions of the Option Agreements shall remain in full force and effect.

EXECUTED as of the date first written above.

COMPANY:	Orthofix International N.V.

By:
Name:
Title:

OPTIONEE	By:
Name:
Title: